Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated March 3, 2011, with respect to the consolidated financial statements included in the Annual Report of SPS Commerce, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of SPS Commerce, Inc. on Forms S-8 (File Nos. 333-172073, effective February 4, 2011, 333-167315, effective June 4, 2010 and 333-167314, effective June 4, 2010).
/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
March 3, 2011